Pricing Supplement Nos. 2019—USNCH1904, 2019—USNCH1900 and 2019—USNCH1898

to Prospectus Supplement and Prospectus each dated April 7, 2017
Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated January 29, 2019

Citigroup Global Markets Holdings Inc. Airbag Autocallable Yield Notes

$4,149,000 Notes Linked to the Class A Common Stock of Alphabet Inc. Due February 4, 2020

$2,935,000 Notes Linked to the Common Stock of Lowe’s Companies, Inc. Due February 4, 2020

$887,000 Notes Linked to the Common Shares of Marvell Technology Group Ltd. Due February 4, 2020

All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Airbag Autocallable Yield Notes (the “Notes”) are senior unsecured notes issued by Citigroup Global Markets Holdings Inc. (the “Issuer”), guaranteed by Citigroup Inc. (the “Guarantor”), linked to the performance of the common stock or common shares, as applicable, of a specific company (each, the “Underlying”). The Notes will rank on par with all of our other unsecured and unsubordinated notes, unless otherwise required by law. The stated principal amount and issue price of the Notes will be $1,000 per Note. On a monthly basis, the Issuer will pay you a coupon regardless of the performance of the applicable Underlying unless the Notes have been previously automatically called. If the price of one share of the applicable Underlying closes at or above the applicable Initial Underlying Price on any quarterly Observation Date, the Issuer will automatically call the Notes and pay you an amount equal to the stated principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, the Issuer will either pay you the stated principal amount per Note or, if the Closing Price of one share of the applicable Underlying on the Final Valuation Date is below the specified Conversion Price, the Issuer will deliver to you a number of shares of the applicable Underlying equal to the stated principal amount per Note divided by the applicable Conversion Price (the “Share Delivery Amount”) (subject to adjustments, in the sole discretion of the Calculation Agent, in the case of certain corporate events described in this pricing supplement under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your stated principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying per Note at maturity that are worth less than your stated principal amount and the credit risk of the Issuer and the Guarantor for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and the Guarantor. If the Issuer and the Guarantor were to default on their obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑  Monthly Coupon — Regardless of the performance of the applicable Underlying, the Issuer will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying per Note at maturity that are worth less than your stated principal amount and the credit risk of the Issuer and the Guarantor for all payments under the Notes.

❑  Automatic Call — The Notes will be called automatically if the price of one share of the applicable Underlying closes at or above the applicable Initial Underlying Price on any quarterly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your stated principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the applicable Underlying does not close below the applicable Conversion Price on the Final Valuation Date, the Issuer will pay you the stated principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying. If the Notes have not been previously automatically called and the price of one share of the applicable Underlying closes below the applicable Conversion Price on the Final Valuation Date, the Issuer will deliver to you a number of shares of the applicable Underlying equal to the Share Delivery Amount at maturity, which will likely be worth less than your stated principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and the Guarantor.

Key Dates
Trade Date	January 29, 2019
Settlement Date	January 31, 2019
Observation Dates[1]	Quarterly (see PS-4)
Final Valuation Date[1]	January 30, 2020
Maturity Date	February 4, 2020

[1]     Subject to postponement in the event of a Market Disruption Event with respect to the applicable Underlying as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”

Notes Offerings
This pricing supplement relates to three (3) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying. You may participate in any of the three (3) Note offerings or, at your election, in any two (2) or all three (3) of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlyings described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the three (3) Note offerings is linked to the common stock or common shares, as applicable, of a different company, and each of the three (3) Note offerings has a different Coupon Rate, Initial Underlying Price and Conversion Price. If the Notes are automatically called prior to maturity, you will not receive any additional coupon payments following the call. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlying	Coupon Rate	Initial Underlying Price	Conversion Price*	CUSIP	ISIN
Class A common stock of Alphabet Inc. (Nasdaq): GOOGL	7.85% per annum	$1,070.06	$963.05, 90% of Initial Underlying Price	17326W712	US17326W7121
Common stock of Lowe’s Companies, Inc. (NYSE): LOW	8.70% per annum	$93.43	$82.22, 88% of Initial Underlying Price	17326W688	US17326W6883
Common shares of Marvell Technology Group Ltd. (Nasdaq): MRVL	9.80% per annum	$18.13	$15.05, 83% of Initial Underlying Price	17326W340	US17326W3401

* The Conversion Price for each Underlying has been rounded to the nearest cent.

See “Additional Information About the Notes” in this pricing supplement. The Notes will have the terms specified in this pricing supplement and the accompanying prospectus supplement and prospectus. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Issue Price(1)		Underwriting Discount(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the class A common stock of Alphabet Inc.	$4,149,000.00	$1,000.00	$62,235.00	$15.00	$4,086,765.00	$985.00
Notes linked to the common stock of Lowe’s Companies, Inc.	$2,935,000.00	$1,000.00	$44,025.00	$15.00	$2,890,975.00	$985.00
Notes linked to the common shares of Marvell Technology Group Ltd.	$887,000.00	$1,000.00	$13,305.00	$15.00	$873,695.00	$985.00

(1)	On the date of this pricing supplement, the estimated values of the Notes is (i) $981.30 for Notes linked to the class A common stock of Alphabet Inc., (ii) $982.20 for Notes linked to the common stock of Lowe’s Companies, Inc. and (iii) $982.40 for Notes linked to the common shares of Marvell Technology Group Ltd., which, in each case, is less than the issue price of those Notes. The estimated values of the Notes are based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2)	The underwriting discount is $15 per Note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the Notes set forth above for $985 per Note. UBS Financial Services Inc. (“UBS”), acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the Notes for $985 per Note. UBS will receive an underwriting discount of $15 per Note for each Note it sells. UBS proposes to offer the Notes to the public at a price of $1,000 per Note. For additional information on the distribution of the Notes, see “Plan of Distribution; Conflicts of Interest” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the Notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Information About the Notes

This pricing supplement relates to three (3) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying. The purchaser of a Note will acquire a security linked to a single Underlying (not to a basket or index that includes the other Underlyings). You may participate in any of the three (3) Note offerings or, at your election, in any two (2) or all three (3) of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying identified on the cover page of this pricing supplement, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying (or any other Underlying) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

t	Prospectus Supplement and Prospectus each dated April 7, 2017: https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

Certain terms used in this pricing supplement are defined below under “Additional Terms of the Notes—Certain Important Definitions.” As used in this pricing supplement, “the Issuer,” “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. “Citigroup Inc.” refers to Citigroup Inc. and not to any of its subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying.

t   You believe the applicable Underlying will close at or above the applicable Initial Underlying Price on one of the specified Observation Dates.

t   You believe the Final Underlying Price of the applicable Underlying is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying per Note at maturity worth less than your stated principal amount or that may have no value at all.

t   You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying and that your return is limited to the coupons paid on the applicable Note.

t   You are willing to accept the risks of owning equities in general and the applicable Underlying in particular.

t   You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t   You are willing to invest in the Notes based on the applicable Coupon Rate indicated on the cover page of this pricing supplement.

t   You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity.

t   You are willing and able to forgo any dividends paid on the applicable Underlying.

t   You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to trade the Notes.

t   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the Notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t   You require an investment designed to provide a full return of principal at maturity.

t   You are not willing to make an investment that may have the full downside market risk of the applicable Underlying.

t   You believe that the price of the applicable Underlying will decline during the term of the Notes and that the Final Underlying Price of the applicable Underlying is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

t   You cannot tolerate receiving a number of shares of the applicable Underlying per Note at maturity worth less than your stated principal amount or that may have no value at all.

t   You seek an investment that participates in the full appreciation in the price of the applicable Underlying or that has unlimited return potential.

t   You are not willing to accept the risks of owning equities in general and the applicable Underlying in particular.

t   You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t   You are unwilling to invest in the Notes based on the applicable Coupon Rate indicated on the cover page of this pricing supplement.

t   You prefer to receive any dividends paid on the applicable Underlying.

t   You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t   You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors Relating to the Notes” beginning on PS-5 of this pricing supplement for risks related to an investment in the Notes.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue Price	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Underlying	Class A common stock of Alphabet Inc. Common stock of Lowe’s Companies, Inc. Common shares of Marvell Technology Group Ltd.
Term	Approximately 12 months, unless called earlier
Call Feature	The Notes will be automatically called if the Closing Price of one share of the applicable Underlying on any Observation Date is equal to or greater than the applicable Initial Underlying Price. If the Notes are automatically called, the Issuer will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be owed to you under the Notes.
Observation Dates(1)	April 29, 2019 July 29, 2019 October 29, 2019 January 30, 2020 (Final Valuation Date)
Call Settlement Dates	The Coupon Payment Date immediately following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Coupon Payment	Coupons payable in arrears in twelve equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying, unless the Notes have been previously automatically called. The Coupon Rate is (i) 7.85% per annum for Notes linked to the class A common stock of Alphabet Inc., (ii) 8.70% per annum for Notes linked to the common stock of Lowe’s Companies, Inc. and (iii) 9.80% per annum for Notes linked to the common shares of Marvell Technology Group Ltd.
Installment Amount

For Notes linked to the class A common stock of Alphabet Inc.: 0.6542% (or $6.542 per Note).

For Notes linked to the common stock of Lowe’s Companies, Inc.:0.7250% (or $7.250 per Note).

For Notes linked to the common shares of Marvell Technology Group Ltd.: 0.8167% (or $8.167 per Note).

Conversion Price(2)	A percentage of the applicable Initial Underlying Price, as specified on the cover page of this pricing supplement
Payment at Maturity (per Note)(3)

If the Notes have not been called prior to maturity and the Final Underlying Price of the applicable Underlying is not below the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been called prior to maturity and the Final Underlying Price of the applicable Underlying is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying equal to the applicable Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the applicable Share Delivery Amount is expected to be worth less than the stated principal amount of your Notes and may be worthless.

Share Delivery Amount(2),(3)

The number of shares of the applicable Underlying per $1,000 stated principal amount Note equal to $1,000 divided by the applicable Conversion Price, which is equal to:

•       For Notes linked to the class A common stock of Alphabet Inc.: 1.0384 shares per Note

•       For Notes linked to the common stock of Lowe’s Companies, Inc.: 12.1625 shares per Note

•       For Notes linked to the common shares of Marvell Technology Group Ltd.: 66.4452 shares per Note

Initial Underlying Price(2)	The Closing Price of one share of the applicable Underlying on the Trade Date
Final Underlying Price	The Closing Price of one share of the applicable Underlying on the Final Valuation Date
(1) See footnote 1 under “Key Dates” on the cover page of this pricing supplement
(2) Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement. The Conversion Price for each Underlying has been rounded to the nearest cent.
(3) We will pay cash in lieu of delivering any fractional shares of the applicable Underlying in an amount equal to that fraction multiplied by the Closing Price of one share of the applicable Underlying on the Final Valuation Date.

Investment Timeline

Trade Date:	The Closing Price of one share of the applicable Underlying (Initial Underlying Price) is observed, the applicable Conversion Price and applicable Share Delivery Amount are determined and the applicable Coupon Rate is set.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Quarterly (including the Final Valuation Date):

The Notes will be automatically called if the Closing Price of one share of the applicable Underlying on any Observation Date is equal to or greater than the applicable Initial Underlying Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:

The Final Underlying Price is determined on the Final Valuation Date.

If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the applicable Underlying is not below the applicable Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the applicable Underlying is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying (and cash in lieu of any fractional share) equal to the applicable Share Delivery Amount for each Note you own plus accrued and unpaid interest.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR STATED PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

March 1, 2019	September 3, 2019
April 2, 2019	October 2, 2019
May 2, 2019*	November 1, 2019*
May 31, 2019	December 3, 2019
July 2, 2019	January 2, 2020
August 1, 2019*	February 4, 2020 (the Maturity Date)*

* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.

If an Observation Date (other than the Final Valuation Date) is postponed as provided under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date” in this pricing supplement, so that it falls less than three Business Days prior to the related Coupon Payment Date on which a Call Settlement Date, if applicable, would occur, then that Coupon Payment Date will be postponed to the third Business Day following that Observation Date, as postponed, regardless of whether a Call Settlement Date actually occurs on that date. No additional interest will accrue as a result of any such postponement of a Coupon Payment Date.

If any Coupon Payment Date is not a Business Day, then the coupon payment to be made on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Coupon Payment Date, and no additional interest will accrue as a result of such delayed payment.

Each coupon payment will be payable to the holders of record of the Notes at the close of business on the date that is one Business Day prior to the applicable Coupon Payment Date (each such day, a “Regular Record Date”), except that the coupon payment due upon early automatic call or at maturity will be payable to the persons who receive cash or shares of the applicable Underlying, as applicable, upon such early automatic call or at maturity, as applicable.

Risk Factors Relating to the Notes

Because the terms of the Notes differ from those of conventional debt securities, an investment in the Notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the Closing Price of the applicable Underlying and other events that are difficult to predict and beyond our control. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

t	You May Lose Some or All of the Stated Principal Amount of Your Notes. Unlike conventional debt securities, the Notes do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the Notes have not been automatically called prior to maturity and the applicable Final Underlying Price is less than the applicable Conversion Price, you will not be repaid the stated principal amount of your Notes at maturity and, instead, will receive a number of shares of the applicable Underlying equal to the applicable Share Delivery Amount. As a result, investors will be exposed to any further depreciation of the shares of the applicable Underlying that may occur between the Final Valuation Date and the Maturity Date. These shares will be worth less than the stated principal amount per Note and may be worth nothing. You should not invest in the Notes if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your Notes. See “Hypothetical Examples and Return Table” below.

At maturity, if the Final Underlying Price of the applicable Underlying is less than the corresponding Conversion Price, you will have similar downside market risk as a purchaser of the Underlying at the Conversion Price (except that you will not receive any dividends). This will result in a smaller loss on the Notes (disregarding dividends) than would be incurred by a purchaser of the Underlying at the Initial Underlying Price, unless the applicable Final Underlying Price is zero. However, you will be exposed at an increased rate to the decline in the price of the applicable Underlying below the applicable Conversion Price, with a loss on the Notes of more than 1% for each additional 1% of the Initial Underlying Price by which the Final Underlying Price is less than the Conversion Price. Therefore, the lower the applicable Final Underlying Price, the closer your loss of principal will be to the percentage decline of the applicable Underlying from the Initial Underlying Price. For example, if the Initial Underlying Price of an Underlying was $100, the Conversion Price was $90 (90% of the Initial Underlying Price) and the Final Underlying Price is below the Conversion Price, the Share Delivery Amount at maturity would be equal to approximately 11.11 shares per $1,000 Note ($1,000 divided by the $90 Conversion Price). If the Final Underlying Price was $60 (40% less than the Initial Underlying Price), the value of that Share Delivery Amount on the Final Valuation Date would be approximately $666.67 per Note (approximately 11.11 shares times $60). If you had purchased shares at the Initial Underlying Price, you would have 10 shares worth approximately $600.00 on the Final Valuation Date, a difference of approximately $66.67 compared with the value of the Share Delivery Amount. However, if the Final Underlying Price was $30 (70% less than the Initial Underlying Price), the value of the Share Delivery Amount on the Final Valuation Date would be approximately $333.33 per Note (approximately 11.11 shares times $30). If you had purchased shares at the Initial Underlying Price, you would have 10 shares worth approximately $300.00 on the Final Valuation Date, a difference of only approximately $33.33 compared with the value of the Share Delivery Amount. If the Final Underlying Price was $0 (100% less than the Initial Underlying Price), the value of the Share Delivery Amount on the Final Valuation Date would be $0, the same as if you had purchased shares at the Initial Underlying Price, and you would lose the entire stated principal amount of your Notes.

t	Your Opportunity to Receive Coupon Payments May Be Limited by the Automatic Call Feature. If the Closing Price of the applicable Underlying is greater than or equal to the applicable Initial Underlying Price on any of the quarterly Observation Dates, the

Notes will be automatically called on the related Call Settlement Date. If the Notes are called early, you will not receive any additional coupon payments following the call and may not be able to reinvest your funds in another investment that offers comparable terms or returns. The term of your investment in the Notes may be limited to as short as three months by the automatic early call feature of the Notes.

t	Market Risk Prior to Maturity. The contingent repayment of stated principal based on the applicable Conversion Price applies only at maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may incur substantial losses even if the price of the applicable Underlying at the time of sale is above the applicable Conversion Price.

t	The Notes May Be Adversely Affected by Volatility in the Closing Price of the Applicable Underlying. If the Closing Price of the applicable Underlying is volatile, or if the volatility of the applicable Underlying increases over the term of the Notes, it is more likely that you will not receive the stated principal amount of the Notes at maturity. This is because greater volatility in the Closing Price of the applicable Underlying is associated with a greater likelihood that the Closing Price of the applicable Underlying will be less than the applicable Conversion Price on the Final Valuation Date.

“Volatility” refers to the magnitude and frequency of changes in the price of the applicable Underlying over any given period. Although the applicable Underlying may theoretically experience volatility in either a positive or a negative direction, the price of the applicable Underlying is much more likely to decline as a result of volatility than to increase.

Historically, the price of each Underlying has been volatile. See “The Underlyings” below for selected historical data.

t	A Higher Coupon Rate and/or a Lower Conversion Price May Reflect Greater Expected Volatility of the Applicable Underlying, Which is Generally Associated With a Greater Risk of Loss. The greater the expected volatility with respect to the applicable Underlying on the Trade Date, the greater the expectation as of the Trade Date that the price of the applicable Underlying could be less than the Conversion Price on the Final Valuation Date, indicating a greater expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities (guaranteed by Citigroup Inc.) with a similar maturity, or in more favorable terms (such as a lower Conversion Price) than for similar notes linked to the performance of the applicable Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the applicable Underlying can change significantly over the term of the Notes. The price of the applicable Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the applicable Underlying and the potential to lose a significant amount of your principal at maturity.

t	You May Be Exposed to the Negative Performance, But Will Not Participate in Any Positive Performance, of the Applicable Underlying. Even though you will be subject to the risk of a decline in the Closing Price of the applicable Underlying, you will not participate in any appreciation in the Closing Price of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price. Your maximum possible return on the Notes will be limited to the sum of the monthly coupon payments you receive. If the Notes are called prior to maturity, you will not participate in any of the applicable Underlying’s appreciation and your return will be limited to the stated principal amount plus the coupons received up to and including the Call Settlement Date. If the Notes are not called and the applicable Final Underlying Price is greater than the applicable Conversion Price, the Issuer will repay your stated principal amount; however, if the applicable Final Underlying Price is less than the applicable Conversion Price, you will receive the applicable Share Delivery Amount at maturity and will participate in the negative performance of the applicable Underlying. Consequently, your return on the Notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in the appreciation of the applicable Underlying. You should not invest in the Notes if you seek to participate in any appreciation of the applicable Underlying.

t	The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Any payment on the Notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the Notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the Notes. As a result, the value of the Notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the Notes.

t	The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity. The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. CGMI currently intends to make a secondary market in relation to the Notes and to provide an indicative bid price for the Notes on a daily basis. Any indicative bid prices provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your Notes prior to maturity. Accordingly, an investor must be prepared to hold the Notes until maturity.

t	The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price. The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Notes. These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you. The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes. See “The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate” below.

t	The Estimated Value of the Notes was Determined for Us by Our Affiliate Using Proprietary Pricing Models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the applicable Underlying, the dividend yield on the applicable Underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes. Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes. You should not invest in the Notes because of the estimated value of the Notes. Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.

t	The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate. The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the Notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the Notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the Notes prior to maturity.

t	The Estimated Value of the Notes Is Not an Indication of the Price, if any, at which CGMI or any Other Person May Be Willing to Buy the Notes from You in the Secondary Market. Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used. In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Notes will be less than the issue price.

t	The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors. As described under “Valuation of the Notes” below, the payout on the Notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the Notes at issuance and the value of the Notes prior to maturity. Accordingly, the value of your Notes prior to maturity will fluctuate based on the price of the applicable Underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The paragraphs below describe what we expect to be the impact on the value of the Notes of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your Notes at any time prior to maturity may be significantly less than the stated principal amount.

Price of the Applicable Underlying. We expect that the value of the Notes at any time will depend substantially on the price of the applicable Underlying at that time.

The price of the applicable Underlying will be influenced by the results of operations of the applicable Underlying Issuer and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally or the market segment of which the applicable Underlying Issuer is a part. Our, or our counterparties', hedging activity in the applicable Underlying, the issuance of other securities similar to the Notes and trading and other activities by us, our affiliates or other market participants can also affect the price of the applicable Underlying.

Volatility of the Applicable Underlying. If the expected volatility of the applicable Underlying increases during the term of the Notes, the value of the Notes is likely to decrease because of a perceived increase in the likelihood that the applicable Final Underlying Price will be less than the applicable Conversion Price.

Dividend Yield on the Applicable Underlying. If the dividend yield on the applicable Underlying increases, we expect that the value of the Notes may decrease. You will not be entitled to receive any dividends paid on the applicable Underlying during the term of the Notes and the value of any shares of the applicable Underlying you may receive at maturity will generally not reflect the value of such dividend payments.

Interest Rates. We expect that the value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease.

Time Remaining to Maturity. At any given time, a portion of the value of the Notes will be attributable to time value, which is based on the amount of time then remaining to maturity. If you are able to sell the Notes at any time prior to maturity, you will be giving up any increase in the time value of the Notes that may result as the time remaining to maturity shortens.

Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The Notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as reflected in our secondary market rate, may affect the value of the Notes.

It is important for you to understand that the impact of one of the factors specified above may offset, or magnify, some or all of any change in the value of the Notes attributable to another factor.

t	Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value that Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or its Affiliates, Will Reflect a Temporary Upward Adjustment. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

t	The Performance of the Notes Will Depend on the Closing Price of the Applicable Underlying Solely on the Quarterly Observation Dates, Which Makes the Notes Particularly Sensitive to Volatility of the Applicable Underlying. The performance of the Notes—including what you receive at maturity and whether the Notes are automatically called prior to maturity—will depend on the Closing Price of the applicable Underlying on only four dates (or fewer, if the Notes are automatically called prior to maturity). If the Notes are not earlier called, what you receive at maturity will depend solely on the Closing Price of the applicable Underlying on the Final Valuation Date. You will not receive the full stated principal amount of your Notes at maturity if the Closing Price of the applicable Underlying on the Final Valuation Date is less than the applicable Conversion Price, even if the Closing Price of the applicable Underlying is greater than the applicable Conversion Price on other days during the term of the Notes. Moreover, your Notes will be automatically called prior to maturity if the Closing Price of the applicable Underlying is greater than or equal to the applicable Initial Underlying Price on any of the first three Observation Dates, even if the Closing Price of the applicable Underlying is less than the applicable Initial Underlying Price on other days during the term of the Notes.

Because the performance of the Notes depends on the Closing Price of the applicable Underlying on a small number of dates, the Notes will be particularly sensitive to volatility in the Closing Price of the applicable Underlying, particularly around the Observation Dates. You should understand that the price of the applicable Underlying has historically been highly volatile.

t	Hedging and Trading Activity by the Calculation Agent and Its Affiliates, or UBS and Its Affiliates, Could Potentially Affect the Value of the Notes. We have hedged our obligations under the Notes through certain affiliated or unaffiliated counterparties, who have taken positions directly in shares of the applicable Underlying or in instruments, such as options, futures and/or swaps, the value of which is derived from the applicable Underlying. We or our counterparties may also adjust this hedge during the term of the Notes and close out or unwind this hedge on or before an Observation Date, which may involve our counterparties purchasing or selling shares of the applicable Underlying or such instruments. This hedging activity on or prior to the Trade Date could have potentially affected the price of the applicable Underlying on the Trade Date. Additionally, this hedging activity during the term of the Notes, including on or near an Observation Date, could affect the price of the applicable Underlying on such Observation Date and, therefore, affect the likelihood of the Notes being automatically called or, in the case of the Final Valuation Date, of your receiving shares of the applicable Underlying at maturity worth less than the stated principal amount. This hedging activity may present a conflict of interest between your interests as a holder of the Notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your Notes in a secondary market transaction.

CGMI and other of our affiliates, and UBS and its affiliates, may also trade shares of the applicable Underlying and other financial instruments related to the applicable Underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the price of the applicable Underlying and, therefore, the performance of the Notes.

It is possible that these hedging or trading activities could result in a substantial return for our affiliates while the value of the Notes declines.

t	Our Offering of the Notes Does Not Constitute a Recommendation of the Applicable Underlying. You should not take our offering of the Notes as an expression of our views about how the applicable Underlying will perform in the future or as a recommendation to invest in the applicable Underlying, including through an investment in the Notes. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the applicable Underlying that conflict with an investment in the Notes. You should undertake an independent determination of whether an investment in the Notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

t	Any Research, Opinions or Recommendations Published or Made by CGMI, UBS or their Respective Affiliates May Be Inconsistent with an Investment in the Notes or with Each Other. CGMI, UBS or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by CGMI, UBS or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.

t	We or Our Affiliates, or UBS or its Affiliates, May Have Economic Interests that Are Adverse to Those of the Holders of the Notes as a Result of their Respective Business Activities. Our affiliates, or UBS or its affiliates, may currently or from time to time engage in business with the applicable Underlying Issuer. These activities may include extending loans to, making equity investments in or providing advisory services to the applicable Underlying Issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates, or UBS or its affiliates, may acquire non-public information about the applicable Underlying Issuer, which will not be disclosed to you. Any prospective purchaser of the Notes should undertake an independent investigation of the applicable Underlying Issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. We do not make any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our affiliates’ business with the applicable Underlying Issuer.

If any of our affiliates, or if UBS or any of its affiliates, is or becomes a creditor of the applicable Underlying Issuer or otherwise enter into any transaction with the applicable Underlying Issuer in the course of our business, they may exercise remedies against the applicable Underlying Issuer without regard to the impact on your interests as a holder of the Notes.

Additionally, we or one of our affiliates, or UBS or one of its affiliates, may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the price of the applicable Underlying. To the extent that we or one of our affiliates, or UBS or one of its affiliates, does so, our or their interests with respect to these products may be adverse to those of the holders of the Notes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates, or UBS or one or more of its affiliates, could adversely affect the value of the Notes.

t	The Historical Performance of the Applicable Underlying Is Not an Indication of the Future Performance of the Applicable Underlying. The historical performance of the applicable Underlying, which is included in this pricing supplement under “The Underlyings” below, should not be taken as an indication of the future performance of the applicable Underlying during the term of the Notes. Changes in the price of the applicable Underlying will affect the value of the Notes and the payments you will receive on the Notes, but it is impossible to predict whether the price of the applicable Underlying will fall or rise.

t	You Will Have No Rights Against the Applicable Underlying Issuer, and You Will Not Receive Dividends On the Applicable Underlying, Unless and Until You Receive Shares of the Applicable Underlying at Maturity. As a holder of the Notes, you will not be entitled to any rights with respect to the applicable Underlying or the applicable Underlying Issuer, including voting rights and rights to receive any dividends or other distributions on the applicable Underlying, but you will be subject to all changes affecting the applicable Underlying. You will have rights with respect to the applicable Underlying only when (and if) you receive shares of the applicable Underlying at maturity of the Notes. The applicable Underlying Issuer is not involved in the offering of the Notes in any way, and the applicable Underlying Issuer does not have any obligation to consider your interests as a holder of Notes.

For example, in the event that an amendment is proposed to an applicable Underlying Issuer's certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you receive shares of the applicable Underlying (if at all), you will not be entitled to vote on the amendment, even though you will nevertheless be subject to any changes in the powers, preferences or special rights of the applicable Underlying in the event you receive shares of the applicable Underlying at maturity. Any such change to the shares of the applicable Underlying may adversely affect their price, which will adversely affect the value of the Notes and increase the likelihood that you lose money on your investment.

t	We Have No Affiliation With the Applicable Underlying Issuer and Are Not Responsible for Its Public Disclosures. We are not affiliated with the applicable Underlying Issuer, and the applicable Underlying Issuer is not involved in this offering of the Notes in any way. Consequently, we have no control over the actions of the applicable Underlying Issuer, including any corporate actions of the type that would require the Calculation Agent to adjust what you will receive at maturity. The applicable Underlying Issuer does not have any obligation to consider your interests as an investor in the Notes in taking any corporate actions that might affect the value of your Notes. None of the money you pay for the Notes will go to the applicable Underlying Issuer.

In addition, as we are not affiliated with the applicable Underlying Issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the applicable Underlying or the applicable Underlying Issuer contained in the applicable Underlying Issuer’s public disclosures. We have made no “due diligence” or other investigation into the applicable Underlying Issuer. As an investor in the Notes, you should make your own investigation into the applicable Underlying Issuer.

t	The Notes Will Not Be Adjusted for All Events that Could Affect the Price of the Applicable Underlying. Certain events may occur during the term of the Notes that have a dilutive effect on the value of the applicable Underlying or otherwise adversely affect the price of the applicable Underlying. The Calculation Agent will make certain adjustments for some of these events, as described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments.” However, an adjustment will not be made for all events that could have a dilutive or adverse effect on the applicable Underlying or its price, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of shares of the applicable Underlying by the applicable Underlying Issuer, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the applicable Underlying may make it more likely that the Closing Price of the applicable Underlying declines below the applicable Conversion Price on the Final Valuation Date, and in that case, reduce the value of the applicable Underlying that you would receive at maturity. Unlike an investor in the Notes, a direct holder of shares of the applicable Underlying may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the Notes, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

t	If the Applicable Underlying is Delisted, We May Call the Notes Prior to Maturity. If the applicable Underlying is delisted from its exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the Notes prior to the maturity date. If we exercise this call right, you will receive the amount described below under “Additional Terms of the Notes—Delisting of the Applicable Underlying.” This amount may be less, and possibly significantly less, than the stated principal amount of the Notes and/or the total amount you would have received under the Notes had you continued to hold your Notes to maturity or earlier call.

t	The Notes May Become Linked to Shares of an Issuer Other Than the Original Applicable Underlying Issuer. In connection with certain reorganization events described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” and “—Delisting of the Applicable Underlying,” the Notes may become linked to shares of an issuer other than the original applicable Underlying Issuer. For example, if the applicable Underlying Issuer enters into a merger agreement with another issuer that provides for holders of shares of the applicable Underlying to receive shares of the other issuer, the Notes will become linked to such other shares upon consummation of the merger. In any such case, the Closing Price of the applicable Underlying will be determined by reference to the Closing Price of the applicable other shares, and if the Notes are not redeemed early and the applicable Final Underlying Price is less than the applicable Conversion Price, you will receive such other shares at maturity. You may not wish to have investment exposure to the shares of any other issuer to which the Notes may become linked and may not have bought the Notes had they been linked to such other shares from the beginning.

t	The Calculation Agent, Which is an Affiliate of Ours, Will Make Important Determinations with Respect to the Notes. As Calculation Agent, CGMI, our affiliate, will determine whether the Closing Price of the applicable Underlying is less than the applicable Conversion Price on the Final Valuation Date or greater than or equal to the applicable Initial Underlying Price on any Observation Date, whether the Notes are automatically called and, if not, what you will receive at maturity. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect what you will receive at maturity of the Notes. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the Notes. Such judgments could include, among other things:

t	determining whether a Market Disruption Event with respect to the applicable Underlying has occurred;

t	if a Market Disruption Event with respect to the applicable Underlying occurs on any Observation Date, determining whether to postpone the Observation Date, as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”;

t	determining the Closing Price of the applicable Underlying if the price is not otherwise available or a Market Disruption Event has occurred with respect to the applicable Underlying;

t	determining the appropriate adjustments to be made to the applicable Share Delivery Amount, Initial Underlying Price and Conversion Price upon the occurrence of an event described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”; and

t	if the applicable Underlying is delisted and we do not exercise our call right, determining whether to select Successor Shares and, if so, determining which shares to select as Successor Shares (see “Additional Terms of the Notes—Delisting of the Applicable Underlying”).

Any of these determinations made by CGMI, in its capacity as Calculation Agent, may adversely affect your return on the Notes.

t	The U.S. Federal Tax Consequences of an Investment in the Notes are Unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the Notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the Notes, it is possible that other persons having withholding or information reporting responsibility in respect of the Notes may treat a Note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment made to a non-U.S. investor on a Note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments made to non-U.S. investors on the Notes. If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also review the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” regarding the risk of withholding in respect of  “dividend equivalents” on the Notes.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms for each offering of the Notes.

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying assuming the following*:

Hypothetical Term:	12 months (unless earlier called)
Hypothetical Coupon Rate**:	5.00% per annum (or approximately $4.1667 per monthly period)
Hypothetical Initial Underlying Price:	$50.00 per share
Hypothetical Conversion Price:	$45.00 (90% of the Initial Underlying Price)
Hypothetical Share Delivery Amount:	Approximately 22.22 shares per Note ($1,000 / Conversion Price of $45.00)
Hypothetical Stated Principal Amount:	$1,000 per Note
Hypothetical Dividend Yield on the Underlying***:	3.00% during the term of the Notes (3.00% annual dividend yield)
*	The actual value of the coupon payments you will receive over the term of the Notes (until maturity or an earlier automatic call), the actual market value of the number of shares of the applicable Underlying equal to the Share Delivery Amount or the stated principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call, and the actual Conversion Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the actual Initial Underlying Price of the applicable Underlying.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis, unless earlier called.
***	Hypothetical dividend yield holders of the hypothetical Underlying might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments received by holders of the applicable Underlying.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of the applicable Underlying is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying in certain scenarios. The examples and table below have been rounded for ease of analysis.

Example 1 — Notes Are Called on the First Observation Date

Closing Price at First Observation Date:	$55.00 (at or above Initial Underlying Price, Notes are called)
Payment at Call Settlement Date:	$1,004.16
Coupons Previously Paid:	$8.34 ($4.1667 × 2 months)
Total Payments on the Notes:	$1,012.50
Total Return on the Notes:	1.25%

Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $8.34 received on previous Coupon Payment Dates, we will have paid you a total of $1,012.50 per Note for a 1.25% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Closing Price at First Observation Date:	$45.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Second Observation Date:	$42.50 (below Initial Underlying Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Underlying Price, Notes are called)

Payment at Call Settlement Date:	$1,004.16
Coupons Previously Paid:	$45.84 ($4.1667 × 11 months)
Total Payments on the Notes:	$1,050.00
Total Return on the Notes:	5.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $45.84 received on previous Coupon Payment Dates, we will have paid you a total of $1,050.00 per Note for a 5.00% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Price Is NOT Below the Conversion Price

Closing Price at First Observation Date:	$45.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Second Observation Date:	$42.50 (below Initial Underlying Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Final Valuation Date:	$46.00 (below Initial Underlying Price, but above Conversion Price, Notes NOT called)

Payment at Maturity:	$1,004.16
Coupons Previously Paid:	$45.84 ($4.1667 × 11 months)
Total Payments on the Notes:	$1,050.00
Total Return on the Notes:	5.00%

Because the Notes are not called on any Observation Date and the Final Underlying Price of the Underlying is not below the applicable Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $45.84 received on previous Coupon Payment Dates, we will have paid you a total of $1,050.00 per Note for a 5.00% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Underlying Price Is Below the Conversion Price

Closing Price at First Observation Date:	$45.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Second Observation Date:	$42.50 (below Initial Underlying Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (below Initial Underlying Price, Notes NOT called)
Closing Price at Final Valuation Date:	$22.50 (below Initial Underlying Price and Conversion Price, Notes NOT called)

Value of Payment at Maturity (consisting of the Share Delivery Amount)*:	$500.00 (approximately 22.22 shares × $22.50)
Coupon Paid at Maturity:	$4.16
Coupons Previously Paid:	$45.84 ($4.1667 × 11 months)
Total Value Paid or Delivered on the Notes:	$550.00
Total Return on the Notes:	-45.00%

Because the Notes are not called on any Observation Date and the Final Underlying Price of the Underlying is below the Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount, with fractional shares included in the Share Delivery Amount paid in cash at the Final Underlying Price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Underlying on the Maturity Date and (ii) the Final Underlying Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $45.84 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $550.00 per Note for a loss on the Notes of 45.00%.

* For calculating the return in this example, the Closing Price of the Underlying on the Final Valuation Date is deemed to be the same as the Closing Price of the Underlying on the Maturity Date.

Hypothetical Return at Maturity(1)

Underlying			Conversion Event Does Not Occur(2)		Conversion Event Occurs(3)
Hypothetical Final Underlying Price(4)	Underlying Price Return(5)	Total Return on the Underlying at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$75.00	50.00%	53.00%	$1,050.00	5.00%	N/A	N/A
$72.50	45.00%	48.00%	$1,050.00	5.00%	N/A	N/A
$70.00	40.00%	43.00%	$1,050.00	5.00%	N/A	N/A
$67.50	35.00%	38.00%	$1,050.00	5.00%	N/A	N/A
$65.00	30.00%	33.00%	$1,050.00	5.00%	N/A	N/A
$62.50	25.00%	28.00%	$1,050.00	5.00%	N/A	N/A
$60.00	20.00%	23.00%	$1,050.00	5.00%	N/A	N/A
$57.50	15.00%	18.00%	$1,050.00	5.00%	N/A	N/A
$55.00	10.00%	13.00%	$1,050.00	5.00%	N/A	N/A
$52.50	5.00%	8.00%	$1,050.00	5.00%	N/A	N/A
$50.00	0.00%	3.00%	$1,050.00	5.00%	N/A	N/A
$47.50	-5.00%	-2.00%	$1,050.00	5.00%	N/A	N/A
$45.00	-10.00%	-7.00%	$1,050.00	5.00%	N/A	N/A
$44.50	-11.00%	-8.00%	N/A	N/A	$1,038.79	3.88%
$42.50	-15.00%	-12.00%	N/A	N/A	$994.35	-0.57%
$40.00	-20.00%	-17.00%	N/A	N/A	$938.80	-6.12%
$37.50	-25.00%	-22.00%	N/A	N/A	$883.25	-11.68%
$35.00	-30.00%	-27.00%	N/A	N/A	$827.70	-17.23%
$32.50	-35.00%	-32.00%	N/A	N/A	$772.15	-22.79%
$30.00	-40.00%	-37.00%	N/A	N/A	$716.60	-28.34%
$27.50	-45.00%	-42.00%	N/A	N/A	$661.05	-33.90%
$25.00	-50.00%	-47.00%	N/A	N/A	$605.50	-39.45%
$20.00	-60.00%	-57.00%	N/A	N/A	$494.40	-50.56%
$15.00	-70.00%	-67.00%	N/A	N/A	$383.30	-61.67%
$10.00	-80.00%	-77.00%	N/A	N/A	$272.20	-72.78%
$5.00	-90.00%	-87.00%	N/A	N/A	$161.10	-83.89%
$0.00	-100.00%	-97.00%	N/A	N/A	$50.00	-95.00%
(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the automatic call feature.
(2)	A conversion event does not occur if the hypothetical Final Underlying Price of the Underlying is not below the hypothetical Conversion Price.
(3)	A conversion event occurs if the hypothetical Final Underlying Price of the Underlying is below the hypothetical Conversion Price.
(4)	If the hypothetical Final Underlying Price of the Underlying is not below the Conversion Price, the hypothetical Final Underlying Price represents the Closing Price of one share of the Underlying as of the Final Valuation Date. If the hypothetical Final Underlying Price of the Underlying is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Underlying Price represents the Closing Price of one share of the Underlying as of the Final Valuation Date and the Maturity Date.
(5)	The Underlying price return is provided for illustrative purposes only.
(6)	The total return on the Underlying at maturity includes a 3.00% cash dividend payment.
(7)	Payment consists of the Stated Principal Amount plus coupon payments of 5.00% per annum.
(8)	The total return on the Notes at maturity includes coupon payments of 5.00% per annum.
(9)	The actual value of this payment consists of the market value of a number of shares of the Underlying equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, coupled with any fractional shares paid in cash at the Final Underlying Price, plus coupon payments of 5.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the Closing Price of one share of each Underlying may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying.

The hypothetical returns and hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 (the “GSAA”) among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI and UBS, govern the sale and purchase of the Notes. CGMI is acting as lead agent for the offering of the Notes and UBS is acting as agent for the offering of the Notes, in each case pursuant to the GSAA.

CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, (i) $4,149,000 aggregate stated principal amount of Notes (4,149 Notes) linked to the class A common stock of Alphabet Inc. for $985 per Note, (ii) $2,935,000 aggregate stated principal amount of Notes (2,935 Notes) linked to the common stock of Lowe’s Companies, Inc. for $985 per Note and (iii) $887,000 aggregate stated principal amount of Notes (887 Notes) linked to the common shares of Marvell Technology Group Ltd. for $985 per Note. UBS, acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of such Notes for $985 per Note. UBS proposes to sell the Notes to the public for $1,000 per Note. UBS will receive an underwriting discount of $15 per Note for each Note it sells. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the Notes are automatically called prior to maturity.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Global Markets Holdings Inc. has agreed to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

The Underlyings

Included on the following pages is a brief description of each Underlying Issuer. This information has been obtained from publicly available sources, without independent verification. Also included on the following pages is a table for each Underlying that sets forth the high, low and end-of-quarter Closing Prices of each Underlying for each quarter in the period shown. The graph associated with each such table shows the Closing Prices of each Underlying for each day such prices were available in that same period. We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical periods provided on the following pages, including, but not limited to, spin-offs or mergers, then the closing prices of the Underlying for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the periods provided on the following pages. These historical data on each Underlying are not indicative of the future performance of each Underlying or what the value of the Notes may be. Any historical upward or downward trend in the value of the applicable Underlying during any period set forth below is not an indication that the price of the applicable Underlying is more or less likely to increase or decrease at any time during the term of the Notes, and no assurance can be given as to the Closing Price of the applicable Underlying on any Observation Date.

Each Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each Underlying Issuer can be located by reference to its SEC file number provided below. In addition, information regarding each Underlying Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Notes offered hereby and does not relate to the applicable Underlying or other securities of the applicable Underlying Issuer. We have derived all disclosures contained in this pricing supplement regarding the applicable Underlying Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the applicable Underlying Issuer, such publicly available documents or any other publicly available information regarding the applicable Underlying Issuer.

The Notes represent obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc. only. The applicable Underlying Issuer is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the applicable Underlying.

Alphabet Inc.

According to its publicly available filings with the SEC, Alphabet Inc. provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. Information provided to or filed with the SEC by Alphabet Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-37580. The class A common stock of Alphabet Inc., par value $0.001 per share (Bloomberg ticker: GOOGL), is listed on the Nasdaq Global Select Market.

Historical Information Regarding the Class A Common Stock of Alphabet Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Prices of, and dividends paid on, the class A common stock of Alphabet Inc. from January 2, 2008 through January 29, 2019. On October 2, 2015, Google Inc. implemented a holding company reorganization, pursuant to which Alphabet Inc. became the parent company of Google Inc. and shares of the class A common stock of Google Inc. were converted into shares of class A common stock of Alphabet Inc. The Closing Prices shown below for the period prior to October 2, 2015 are Closing Prices of the class A common stock of Google Inc. The Closing Prices of the class A common stock of Alphabet Inc. on January 29, 2019 was $1,070.06. We obtained the Closing Prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the class A common stock of Alphabet Inc. has experienced significant fluctuations. The historical performance of the class A common stock of Alphabet Inc. should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the class A common stock of Alphabet Inc. during the term of the Notes. We cannot give you assurance that the performance of the class A common stock of Alphabet Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the class A common stock of Alphabet Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the class A common stock of Alphabet Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$343.00	$207.01	$0.000
4/1/2008	6/30/2008	$297.74	$223.64	$0.000
7/1/2008	9/30/2008	$277.84	$190.69	$0.000
10/1/2008	12/31/2008	$206.06	$128.85	$0.000
1/2/2009	3/31/2009	$189.57	$141.51	$0.000
4/1/2009	6/30/2009	$222.38	$177.22	$0.000
7/1/2009	9/30/2009	$249.77	$198.51	$0.000
10/1/2009	12/31/2009	$311.67	$242.53	$0.000
1/4/2010	3/31/2010	$313.68	$263.47	$0.000
4/1/2010	6/30/2010	$297.94	$222.69	$0.000
7/1/2010	9/30/2010	$265.46	$218.25	$0.000
10/1/2010	12/31/2010	$313.88	$261.43	$0.000
1/3/2011	3/31/2011	$320.13	$278.82	$0.000
4/1/2011	6/30/2011	$296.19	$237.67	$0.000
7/1/2011	9/30/2011	$311.53	$245.70	$0.000
10/3/2011	12/30/2011	$323.26	$248.00	$0.000
1/3/2012	3/30/2012	$334.46	$284.33	$0.000
4/2/2012	6/29/2012	$325.82	$279.80	$0.000
7/2/2012	9/28/2012	$378.62	$285.52	$0.000
10/1/2012	12/31/2012	$384.40	$323.90	$0.000
1/2/2013	3/28/2013	$419.75	$351.78	$0.000
4/1/2013	6/28/2013	$458.39	$383.05	$0.000
7/1/2013	9/30/2013	$462.79	$423.86	$0.000
10/1/2013	12/31/2013	$560.90	$427.25	$0.000
1/2/2014	3/31/2014	$610.68	$551.15	$0.000
4/1/2014	6/30/2014	$585.93	$518.00	$0.000
7/1/2014	9/30/2014	$605.40	$571.81	$0.000
10/1/2014	12/31/2014	$587.78	$498.16	$0.000
1/2/2015	3/31/2015	$581.44	$497.06	$0.000
4/1/2015	6/30/2015	$573.66	$532.74	$0.000

7/1/2015	9/30/2015	$699.62	$541.70	$0.000
10/1/2015	12/31/2015	$793.96	$642.00	$0.000
1/4/2016	3/31/2016	$780.91	$701.02	$0.000
4/1/2016	6/30/2016	$787.68	$681.14	$0.000
7/1/2016	9/30/2016	$815.95	$704.89	$0.000
10/3/2016	12/30/2016	$835.74	$753.22	$0.000
1/3/2017	3/31/2017	$872.37	$807.77	$0.000
4/3/2017	6/30/2017	$1,004.28	$839.88	$0.000
7/3/2017	9/29/2017	$998.31	$919.46	$0.000
10/2/2017	12/29/2017	$1,085.09	$966.78	$0.000
1/2/2018	3/29/2018	$1,187.56	$1,005.18	$0.000
4/2/2018	6/29/2018	$1,184.07	$1,009.95	$0.000
7/2/2018	9/28/2018	$1,285.50	$1,116.28	$0.000
10/1/2018	12/31/2018	$1,211.53	$984.67	$0.000
1/2/2019	1/29/2019*	$1,107.30	$1,025.47	$0.000
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2019 includes data for the period from January 2, 2019 through January 29, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Dividends” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2019.

The graph below illustrates the daily performance of the class A common stock of Alphabet Inc. from January 2, 2008 through January 29, 2019, based on information from Bloomberg, L.P., without independent verification. The dotted line represents the Conversion Price, equal to 90% of the Closing Price on January 29, 2019.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Class A Common Stock of Alphabet Inc. Closing Prices
January 2, 2008 to January 29, 2019

Lowe’s Companies, Inc.

According to its publicly available filings with the SEC, Lowe’s Companies, Inc. is a home improvement retailer.  Information provided to or filed with the SEC by Lowe’s Companies, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-07898.  The common stock of Lowe’s Companies, Inc., par value $0.50 per share (Bloomberg ticker: LOW), is listed on the New York Stock Exchange.

Historical Information Regarding the Common Stock of Lowe’s Companies, Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Prices and dividends paid on one share of the common stock of Lowe’s Companies, Inc. from January 2, 2008 through January 29, 2019. The Closing Price of one share of the common stock of Lowe’s Companies, Inc. on January 29, 2019 was $93.43. We obtained the Closing Prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Lowe’s Companies, Inc. has experienced significant fluctuations. The historical performance of the common stock of Lowe’s Companies, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of one share of the common stock of Lowe’s Companies, Inc. during the term of the Notes. We cannot give you assurance that the performance of the common stock of Lowe’s Companies, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Lowe’s Companies, Inc. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Lowe’s Companies, Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$26.44	$20.31	$0.080
4/1/2008	6/30/2008	$26.27	$20.75	$0.080
7/1/2008	9/30/2008	$27.36	$18.28	$0.085
10/1/2008	12/31/2008	$23.23	$16.82	$0.085
1/2/2009	3/31/2009	$22.96	$13.39	$0.085
4/1/2009	6/30/2009	$21.50	$18.18	$0.085
7/1/2009	9/30/2009	$23.85	$18.62	$0.090
10/1/2009	12/31/2009	$24.17	$19.45	$0.090
1/4/2010	3/31/2010	$25.16	$21.59	$0.090
4/1/2010	6/30/2010	$28.22	$20.42	$0.090
7/1/2010	9/30/2010	$22.48	$19.59	$0.110
10/1/2010	12/31/2010	$25.68	$21.05	$0.110
1/3/2011	3/31/2011	$27.28	$23.99	$0.110
4/1/2011	6/30/2011	$27.09	$22.05	$0.110
7/1/2011	9/30/2011	$23.99	$18.11	$0.140
10/3/2011	12/30/2011	$25.96	$18.98	$0.140
1/3/2012	3/30/2012	$31.38	$25.52	$0.140
4/2/2012	6/29/2012	$32.10	$25.49	$0.140
7/2/2012	9/28/2012	$30.26	$24.85	$0.160
10/1/2012	12/31/2012	$36.09	$30.29	$0.160
1/2/2013	3/28/2013	$39.79	$34.76	$0.160
4/1/2013	6/28/2013	$43.23	$37.32	$0.160
7/1/2013	9/30/2013	$48.98	$41.06	$0.180
10/1/2013	12/31/2013	$51.95	$46.50	$0.180
1/2/2014	3/31/2014	$50.82	$44.90	$0.180
4/1/2014	6/30/2014	$49.52	$44.63	$0.180
7/1/2014	9/30/2014	$54.15	$47.20	$0.230
10/1/2014	12/31/2014	$68.80	$51.21	$0.230
1/2/2015	3/31/2015	$75.61	$66.08	$0.230
4/1/2015	6/30/2015	$75.06	$66.97	$0.230
7/1/2015	9/30/2015	$74.37	$66.25	$0.280
10/1/2015	12/31/2015	$77.61	$69.79	$0.280

1/4/2016	3/31/2016	$76.02	$63.40	$0.280
4/1/2016	6/30/2016	$80.76	$75.01	$0.280
7/1/2016	9/30/2016	$82.94	$70.81	$0.350
10/3/2016	12/31/2016	$76.40	$65.63	$0.350
1/3/2017	3/31/2017	$83.53	$70.95	$0.350
4/3/2017	6/30/2017	$86.06	$76.07	$0.350
7/3/2017	9/29/2017	$79.94	$72.56	$0.410
10/2/2017	12/29/2017	$92.94	$76.65	$0.410
1/2/2018	3/29/2018	$107.40	$83.77	$0.410
4/2/2018	6/29/2018	$100.50	$81.48	$0.410
7/2/2018	9/28/2018	$116.84	$94.87	$0.480
10/1/2018	12/31/2018	$114.07	$85.96	$0.480
1/2/2019	1/29/2019*	$97.63	$91.17	$0.000**
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2019 includes data for the period from January 2, 2019 through January 29, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Dividends” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2019.
**	On November 9, 2018 Lowe’s Companies, Inc. declared a cash dividend of $0.480 per share of common stock payable on February 6, 2019.

The graph below illustrates the daily performance of the common stock of Lowe’s Companies, Inc. from January 2, 2008 through January 29, 2019, based on information from Bloomberg, L.P., without independent verification. The dotted line represents the Conversion Price, equal to 88% of the Closing Price on January 29, 2019.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Common Stock of Lowe’s Companies, Inc. Closing Prices
January 2, 2008 to January 29, 2019

Marvell Technology Group Ltd.

According to its publicly available filings with the SEC, Marvell Technology Group Ltd. is a fabless semiconductor provider of application-specific standard products.  Information provided to or filed with the SEC by Marvell Technology Group Ltd. pursuant to the Exchange Act can be located by reference to the SEC file number 000-30877.  The common shares of Marvell Technology Group Ltd., par value $0.002 per share (Bloomberg ticker: MRVL), is listed on The Nasdaq Global Select Market.

Historical Information Regarding the Common Shares of Marvell Technology Group Ltd.

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Prices and dividends paid on one share of the common shares of Marvell Technology Group Ltd. from January 2, 2008 through January 29, 2019. The Closing Price of one share of the common shares of Marvell Technology Group Ltd. on January 29, 2019 was $18.13. We obtained the Closing Prices and other information below from Bloomberg, L.P., without independent verification. The Closing Prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common shares of Marvell Technology Group Ltd. has experienced significant fluctuations. The historical performance of the common shares of Marvell Technology Group Ltd. should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of one share of the common shares of Marvell Technology Group Ltd. during the term of the Notes. We cannot give you assurance that the performance of the common shares of Marvell Technology Group Ltd. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Marvell Technology Group Ltd. will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common shares of Marvell Technology Group Ltd.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$13.33	$10.17	$0.000
4/1/2008	6/30/2008	$18.06	$10.50	$0.000
7/1/2008	9/30/2008	$17.79	$8.63	$0.000
10/1/2008	12/31/2008	$9.12	$4.78	$0.000
1/2/2009	3/31/2009	$9.65	$5.80	$0.000
4/1/2009	6/30/2009	$12.92	$9.47	$0.000
7/1/2009	9/30/2009	$16.43	$11.28	$0.000
10/1/2009	12/31/2009	$20.83	$13.72	$0.000
1/4/2010	3/31/2010	$21.62	$17.43	$0.000
4/1/2010	6/30/2010	$22.58	$15.76	$0.000
7/1/2010	9/30/2010	$17.93	$14.51	$0.000
10/1/2010	12/31/2010	$20.80	$16.42	$0.000
1/3/2011	3/31/2011	$21.88	$15.36	$0.000
4/1/2011	6/30/2011	$16.39	$13.21	$0.000
7/1/2011	9/30/2011	$15.52	$11.94	$0.000
10/3/2011	12/30/2011	$15.67	$13.14	$0.000
1/3/2012	3/30/2012	$16.73	$13.99	$0.000
4/2/2012	6/29/2012	$15.88	$11.03	$0.000
7/2/2012	9/28/2012	$12.28	$9.15	$0.060
10/1/2012	12/31/2012	$9.37	$7.14	$0.060
1/2/2013	3/28/2013	$10.85	$7.39	$0.060
4/1/2013	6/28/2013	$11.83	$9.55	$0.060
7/1/2013	9/30/2013	$13.38	$11.50	$0.060
10/1/2013	12/31/2013	$14.58	$10.96	$0.060
1/2/2014	3/31/2014	$16.19	$14.16	$0.060
4/1/2014	6/30/2014	$16.23	$14.18	$0.060
7/1/2014	9/30/2014	$14.64	$12.80	$0.060
10/1/2014	12/31/2014	$15.23	$11.67	$0.060
1/2/2015	3/31/2015	$16.59	$14.28	$0.060
4/1/2015	6/30/2015	$15.38	$13.14	$0.060
7/1/2015	9/30/2015	$13.42	$8.62	$0.060
10/1/2015	12/31/2015	$9.56	$8.04	$0.060

1/4/2016	3/31/2016	$10.48	$7.77	$0.060
4/1/2016	6/30/2016	$10.91	$9.12	$0.060
7/1/2016	9/30/2016	$13.27	$9.37	$0.060
10/3/2016	12/31/2016	$14.81	$12.49	$0.060
1/3/2017	3/31/2017	$16.39	$13.95	$0.060
4/3/2017	6/30/2017	$17.84	$14.68	$0.060
7/3/2017	9/29/2017	$18.43	$15.05	$0.060
10/2/2017	12/29/2017	$23.83	$18.20	$0.060
1/2/2018	3/29/2018	$24.37	$20.52	$0.060
4/2/2018	6/29/2018	$22.49	$19.91	$0.060
7/2/2018	9/28/2018	$22.66	$18.33	$0.060
10/1/2018	12/31/2018	$19.57	$14.41	$0.060
1/2/2019	1/29/2019*	$18.57	$15.77	$0.060
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2019 includes data for the period from January 2, 2019 through January 29, 2019. Accordingly, the “Quarterly High,” “Quarterly Low” and “Dividends” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2019.

The graph below illustrates the daily performance of the common shares of Marvell Technology Group Ltd. from January 2, 2008 through January 29, 2019, based on information from Bloomberg, L.P., without independent verification. The dotted line represents the Conversion Price, equal to 83% of the Closing Price on January 29, 2019.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Common Shares of Marvell Technology Group Ltd. Closing Prices
January 2, 2008 to January 29, 2019

Additional Terms of the Notes

Payment at Maturity

The Notes will mature on February 4, 2020 (the “Maturity Date”), subject to automatic early call. If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.

If the Notes have not been automatically called and the Final Underlying Price of the applicable Underlying is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying equal to the applicable Share Delivery Amount for each Note you then hold. In lieu of any fractional share of Underlying that you would otherwise receive in respect of any Notes you hold, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Closing Price of the applicable Underlying on the Final Valuation Date). The number of full shares of the applicable Underlying and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of Notes you then hold.

Certain Important Definitions

A “Business Day” means any day (i) that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (ii) on which DTC settles payments and/or deliveries of shares.

The monthly “Coupon Payment Dates” are the dates set forth under “Coupon Payment Dates” on PS-5 of this pricing supplement. Each Coupon Payment Date (other than the Maturity Date) is subject to postponement as provided under “Coupon Payments Dates” above.

The “Calculation Agent” means CGMI, an affiliate of Citigroup, or any successor appointed by Citigroup.

The “Closing Price” of the applicable Underlying (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent. If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Final Underlying Price” of the applicable Underlying will equal the Closing Price of the applicable Underlying on the Final Valuation Date.

The “Conversion Price” for the applicable Underlying equals the applicable Conversion Price as set forth on the cover page of this pricing supplement. The applicable Conversion Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.” For purposes of the Notes, the applicable Conversion Price has been rounded to the nearest cent.

The “Initial Underlying Price” for the applicable Underlying equals the Closing Price of the applicable Underlying on the Trade Date as set forth on the cover page of this pricing supplement. The applicable Initial Underlying Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Trade Date” is January 29, 2019.

The “Settlement Date” means January 31, 2019.

The “Share Delivery Amount” for the applicable Underlying initially equals the $1,000 stated principal amount per Note divided by the applicable Conversion Price as set forth under “Final Terms” on PS-4 of this pricing supplement. The applicable Share Delivery Amount will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The quarterly “Observation Dates” are April 29, 2019, July 29, 2019, October 29, 2019 and January 30, 2020 (the “Final Valuation Date”). Each scheduled Observation Date will be subject to postponement for non-Scheduled Trading Days for the applicable Underlying and Market Disruption Events with respect to the applicable Underlying as provided under “—Consequences of a Market Disruption Event; Postponement of an Observation Date” below.

For any Observation Date, if applicable, the “Call Settlement Date” will be the Coupon Payment Date immediately following that Observation Date.

The applicable “Underlying Issuer” means (i) Alphabet Inc. for Notes linked to the Class A common stock of Alphabet Inc., (ii) Lowe’s Companies, Inc. for Notes linked to the common stock of Lowe’s Companies, Inc. and (iii) Marvell Technology Group Ltd. for Notes linked to the common shares of Marvell Technology Group Ltd.

The “Exchange” for the applicable Underlying or any other security means the principal U.S. national securities exchange on which trading in the applicable Underlying or security occurs (or, if the applicable Underlying is not listed or admitted to trading on a U.S. national securities exchange, are issued by a non-U.S. issuer and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which the applicable Underlying is listed or admitted to trading), as determined by the Calculation Agent.

Consequences of a Market Disruption Event; Postponement of an Observation Date

If a Market Disruption Event occurs with respect to the applicable Underlying on any scheduled Observation Date, the Calculation Agent may, but is not required to, postpone the Observation Date to the next succeeding Scheduled Trading Day for the applicable Underlying on which a Market Disruption Event does not occur with respect to the applicable Underlying; provided that the Observation Date may not be postponed for more than five consecutive Scheduled Trading Days for the applicable Underlying or, in any event, past the second Scheduled Trading Day for the applicable Underlying immediately preceding the Maturity Date. In addition, if any scheduled Observation Date is not a Scheduled Trading Day for the applicable Underlying, the Observation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day for the applicable Underlying and (ii) the second Business Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs with respect to the applicable Underlying on any Observation Date and the Calculation Agent does not postpone the Observation Date, or if any Observation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Under the terms of the Notes, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred with respect to the applicable Underlying; (ii) if a Market Disruption Event occurs with respect to the applicable Underlying, whether to postpone an Observation Date as a result of such Market Disruption Event; and (iii) if a Market Disruption Event occurs with respect to the applicable Underlying on a date on which the Closing Price of the applicable Underlying is determined and the Closing Price of the applicable Underlying is available pursuant to clauses (1) or (2) of the definition of “Closing Price,” whether to determine such Closing Price by reference to such clauses (1) or (2) or by reference to the alternative procedure described in the definition of “Closing Price.” In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Notes.

Certain Definitions

The “Closing Time” with respect to the applicable Underlying or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for the applicable Underlying or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for the applicable Underlying or other security means any day on which the Exchange and each Related Exchange for the applicable Underlying or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to the applicable Underlying (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)       the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)       the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)       the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the

Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)       the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)       the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)       the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for the applicable Underlying or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Underlying or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” for the applicable Underlying means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for the applicable Underlying are scheduled to be open for trading for their respective regular trading sessions. If on any relevant date the applicable Underlying has neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying is not scheduled to be open for trading for its regular trading session, but on which the Exchange for the applicable Underlying is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

The applicable Share Delivery Amount, the applicable Initial Underlying Price, the applicable Conversion Price, the Closing Price of the applicable Underlying and the property we may deliver to you at maturity of the Notes will be subject to adjustment from time to time if certain events occur that affect the applicable Underlying. Any of these adjustments could have an impact on the number of shares of the applicable Underlying (or other securities) you will receive at maturity or whether the Notes are automatically called prior to maturity. CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an Adjustment Date (as defined below) from but excluding the Trade Date to and including the Final Valuation Date or the applicable Observation Date on which the Closing Price of the applicable Underlying is greater than or equal to the applicable Initial Underlying Price and as a result the Notes are automatically called. If we deliver shares of the applicable Underlying at maturity, the applicable Share Delivery Amount will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the applicable Underlying during the term of the Notes. See “Risk Factors Relating to the Notes—The Notes Will Not Be Adjusted for All Events that Could Affect the Price of the Applicable Underlying.”

The Calculation Agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the applicable Underlying or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the applicable Underlying Issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of shares of the applicable Underlying with respect to the applicable Underlying (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits the outstanding shares of the applicable Underlying into a greater number of shares or

(3) combines its outstanding shares of the applicable Underlying into a smaller number of shares,

then, in each of these cases, the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of shares of the applicable Underlying outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of shares of the applicable Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date. An adjustment will also be made to the applicable Initial Underlying Price and the applicable Conversion Price by dividing the applicable Initial Underlying Price and the applicable Conversion Price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the applicable Underlying Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of shares of the applicable Underlying entitling them to subscribe for or purchase shares of the applicable Underlying at a price per share less than the Then-Current Market Price of the applicable Underlying, other than Excluded Rights (as defined below), then, in each case, the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of the shares of the applicable Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the applicable Underlying offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of shares of the applicable Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of the applicable Underlying which the aggregate offering price of the total number of shares of the applicable Underlying offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the applicable Underlying, which will be determined by multiplying the total number of shares of the applicable Underlying so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. An adjustment will also be made to the applicable Initial Underlying Price and the applicable Conversion Price by dividing the applicable Initial Underlying Price and the applicable Conversion Price by that dilution adjustment. To the extent that, prior to the Maturity Date or automatic early call of the Notes, after the expiration of the rights or warrants, the applicable Underlying Issuer publicly announces the number of shares of the applicable Underlying with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the applicable Share Delivery Amount will be further adjusted to equal the applicable Share Delivery Amount which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of the applicable Underlying for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the applicable Initial Underlying Price and the applicable Conversion Price.

“Excluded Rights” means (i) rights to purchase shares of the applicable Underlying pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with shares of the applicable Underlying and may be redeemed by the applicable Underlying Issuer.

The “Then-Current Market Price” of the applicable Underlying, for the purpose of applying any dilution adjustment, means the average Closing Price of the applicable Underlying for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date. For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the applicable Underlying on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If the applicable Underlying Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the applicable Underlying, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of shares of the applicable Underlying, or declares a record date in respect of an issuance to all holders of shares of the applicable Underlying of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one share of the applicable Underlying and (ii) the denominator of which will be the Then-Current Market Price of one share of the applicable Underlying less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the applicable Underlying. An adjustment will also be made to the applicable Initial Underlying Price and the applicable Conversion Price by dividing the applicable Initial Underlying Price and the applicable Conversion Price by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of shares of the applicable Underlying consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the applicable Underlying Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment to the applicable Share Delivery Amount provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the applicable Underlying on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of the applicable Underlying on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final) so distributed or issued applicable to one share of the applicable Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of the applicable Underlying as so determined on the Final Valuation Date is less than the applicable Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the applicable Underlying equal to the applicable Share

Delivery Amount and (y) cash in an amount per Note equal to the applicable Share Delivery Amount as of the Adjustment Date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the applicable Underlying Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of the applicable Underlying of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of the applicable Underlying on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price of the applicable Underlying plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per share of the applicable Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of the applicable Underlying as so determined on the Final Valuation Date is less than the applicable Conversion Price, then in each of these cases, each holder of the Notes will receive at maturity per Note a combination of (x) a number of shares of the applicable Underlying equal to the applicable Share Delivery Amount and (y) a number of shares of such subsidiary capital stock equal to the applicable Share Delivery Amount multiplied by the number of shares of such subsidiary capital stock distributed per share of the applicable Underlying. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the applicable Underlying Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of shares of the applicable Underlying, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the applicable Underlying and (c) any cash distributed in a Reorganization Event referred to below, then in each case the applicable Share Delivery Amount will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the applicable Underlying, and (ii) the denominator of which will be the Then-Current Market Price of the applicable Underlying less the amount of the distribution applicable to one share of the applicable Underlying which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”). An adjustment will also be made to the applicable Initial Underlying Price and the applicable Conversion Price by dividing the applicable Initial Underlying Price and the applicable Conversion Price by that dilution adjustment. In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of shares of the applicable Underlying other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the applicable Underlying Issuer with respect to which an adjustment to the applicable Share Delivery Amount under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per share of the applicable Underlying exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per share of the applicable Underlying and (b) 10% of the Closing Price of the applicable Underlying on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of shares of the applicable Underlying have the option to receive either a number of shares of the applicable Underlying or a fixed amount of cash. If the applicable Underlying Issuer pays a dividend on an annual basis rather than a quarterly basis, the Calculation Agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the applicable Underlying on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of the applicable Underlying on such date and (ii) the amount of cash so distributed applicable to one share of the applicable Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of the applicable Underlying as so determined on the Final Valuation Date is less than the applicable Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of the applicable Underlying equal to the applicable Share Delivery Amount and (y) cash in an amount per Note equal to the applicable Share Delivery Amount as of the Adjustment Date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to the applicable Underlying Issuer:

• the applicable Underlying Issuer reclassifies the applicable Underlying, including, without limitation, in connection with the issuance of tracking stock,

• any consolidation or merger of the applicable Underlying Issuer, or any surviving entity or subsequent surviving entity of the applicable Underlying Issuer, with or into another entity, other than a merger or consolidation in which the applicable Underlying Issuer is the continuing company and in which the shares of the applicable Underlying of the applicable Underlying Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the applicable Underlying Issuer or another issuer,

• any sale, transfer, lease or conveyance to another company of the property of the applicable Underlying Issuer or any successor as an entirety or substantially as an entirety,

• any statutory exchange of the applicable Underlying with securities of another issuer, other than in connection with a merger or acquisition,

• another entity completes a tender or exchange offer for all the outstanding shares of the applicable Underlying or

• any liquidation, dissolution or winding up of the applicable Underlying Issuer or any successor of the applicable Underlying Issuer,

the Closing Price of the applicable Underlying on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date of determination. The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the applicable Underlying Issuer or any successor “as an entirety or substantially as an entirety.” The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Notes.

The “Transaction Value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of the applicable Underlying,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per share of the applicable Underlying, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per share of the applicable Underlying, plus, in each case, if shares of the applicable Underlying continue to be outstanding following the Reorganization Event, the Closing Price of the applicable Underlying.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the applicable Underlying or the applicable Underlying Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

If the Notes are not automatically called prior to maturity, the applicable Underlying has been subject to a Reorganization Event and the applicable Transaction Value determined on the Final Valuation Date is less than the applicable Conversion Price, each holder of the Notes will receive per Note at maturity (i) cash in an amount equal to the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the applicable Underlying continues to be outstanding following the effective date of the Reorganization Event, a number of shares of such Underlying equal to the Share Delivery Amount with respect to such Underlying and (iii) the number of Marketable Securities received per share of such Underlying in the Reorganization Event multiplied by the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

• in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

• in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

• in the case of any Reorganization Event, on the effective date of the Reorganization Event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the applicable Share Delivery Amount will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the applicable Underlying Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date or the earlier automatic call of the Notes, then, upon the cancellation, failure of approval or failure to occur, the applicable Share Delivery Amount, the applicable Initial Underlying Price and the applicable Conversion Price will be further adjusted to the applicable Share Delivery Amount, the applicable Initial Underlying Price and the applicable Conversion Price, respectively, which would then have been in effect had adjustment for the event not been made. All adjustments to the applicable Share

Delivery Amount shall be cumulative, such that if more than one adjustment is required to the applicable Share Delivery Amount, each subsequent adjustment will be made to the applicable Share Delivery Amount as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which shares of the applicable Underlying trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting of the Applicable Underlying

If the applicable Underlying is delisted from its Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange (a “Delisting Event”), we will have the right, but not the obligation, to call the Notes for redemption on the third Business Day following the last Scheduled Trading Day for the applicable Underlying on which it is scheduled to trade on such Exchange; provided that, if public notice of such delisting is not provided at least five Business Days prior to such last Scheduled Trading Day, we may in our reasonable judgment specify a date later than such third Business Day as the date of redemption. If we elect to exercise such call right, we will provide to the trustee, and either we or the trustee (at our request) will provide to holders of the Notes (which shall be DTC for so long as the Notes are held in book-entry form), at least five Business Days’ notice of our election. If we exercise this call right, we will redeem each Note for an amount in cash equal to:

(i)	the amount you would be entitled to receive per Note at maturity (excluding the final coupon payment) if the Last Valid Trading Day (as defined below) were the Final Valuation Date, plus

(ii)	accrued and unpaid coupon to but excluding the date of redemption, plus

(iii)	the present value of the remaining coupon payments on the Notes (excluding any portion accrued to but excluding the date of redemption) discounted to the date of redemption based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation of comparable size having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent in good faith.

The “Last Valid Trading Day” means the last Scheduled Trading Day for the applicable Underlying on which it is scheduled to trade on its Exchange; provided that, if the Closing Price of the applicable Underlying is not available pursuant to clause (1) or (2) of the definition of “Closing Price” or a Market Disruption Event occurs with respect to the applicable Underlying on such last Scheduled Trading Day, the Calculation Agent may, but is not required to, deem the Last Valid Trading Day with respect to the applicable Underlying to be the first Scheduled Trading Day for the applicable Underlying preceding such last Scheduled Trading Day on which such Closing Price was available pursuant to clause (1) or (2) of the definition of “Closing Price” and a Market Disruption Event did not occur with respect to the applicable Underlying.

If a Delisting Event occurs and we do not exercise our right to call the Notes pursuant to the immediately preceding paragraph, then the Calculation Agent may, but is not required to, select Successor Shares (as defined below) to be the applicable Underlying in accordance with the following paragraphs prior to open of business on the first Scheduled Trading Day for the applicable Underlying on which it is no longer listed or admitted to trading on its Exchange (the “Change Date”).

The “Successor Shares” with respect to the applicable Underlying will be shares of an Eligible Company (as defined below) selected by the Calculation Agent in its sole discretion from among the shares of the Top Three Eligible Companies. The “Top Three Eligible Companies” are the three (or fewer, if the Calculation Agent cannot identify three) Eligible Companies whose shares are, in the Calculation Agent’s sole determination, the most comparable to the original applicable Underlying, taking into account such factors as the Calculation Agent deems relevant (including, without limitation, market capitalization, dividend history, trading characteristics, liquidity and share price volatility), excluding (i) any shares that are subject to a trading restriction under the trading restriction policies of Citigroup or any of its affiliates that would materially limit our ability or the ability of any of our affiliates to hedge the Notes with respect to the shares and (ii) any other shares that the Calculation Agent determines, in its sole discretion, not to select as Successor Shares based on legal or regulatory considerations. An “Eligible Company” is a company that (x) is organized in, or the principal executive office of which is located in, the country in which the applicable original Underlying Issuer is organized or has its principal executive office, (y) has shares that are listed or admitted to trading on the New York Stock Exchange or The Nasdaq Stock Market and (z) has the same Global Industry Classification Standard (“GICS”) sub-industry code as the original applicable Underlying Issuer; provided that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in clauses (x), (y) and (z) are sufficiently comparable to the original applicable Underlying to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (x) and (y) and has the same GICS industry group code as the original applicable Underlying Issuer; provided, further, that, if the Calculation Agent determines that no shares of a company meeting the criteria set forth in the immediately preceding proviso are sufficiently comparable to the original applicable Underlying to select as Successor Shares, the Calculation Agent may treat as an Eligible Company any company that meets the criteria set forth in clauses (y) and (z). If no GICS sub-industry or industry group code has been assigned to any applicable company, the Calculation Agent may select a GICS sub-industry and industry group code, as applicable, for such company in its sole discretion.

Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, references in this pricing supplement to the applicable Underlying will no longer be deemed to refer to the original applicable Underlying and will be deemed instead to refer to the applicable Successor Shares for all purposes, and references in this pricing supplement to the applicable Underlying Issuer will be deemed to be to the issuer of such Successor Shares. Upon the selection of any Successor Shares by the Calculation Agent, on and after the Change Date, (i) the applicable Share Delivery Amount for the Successor Shares will be equal to the applicable Share Delivery Amount for the original applicable Underlying immediately prior to the Change Date multiplied by a factor determined by the Calculation Agent in good faith, taking into account, among other things, the Closing Price of the original Underlying on the Last Valid Trading Day and (ii) the applicable Initial Underlying Price and Conversion Price for the Successor Shares will be equal to the applicable Initial Underlying Price or Conversion Price, as applicable, for the original applicable Underlying immediately prior to the Change Date divided by such factor. The applicable Share Delivery Amount, Initial Underlying Price and Conversion Price for the Successor Shares as so determined will be subject to adjustment for certain corporate events related to the Successor Shares occurring on or after the Change Date in accordance with “—Dilution and Reorganization Adjustments.”

The Calculation Agent will cause notice of the selection of Successor Shares and the applicable Share Delivery Amount, Initial Underlying Price and Conversion Price for the Successor Shares to be furnished to us and the trustee.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date. For purposes of the immediately preceding sentence, the portion of such payment attributable to the final monthly coupon payment will be prorated from and including the immediately preceding Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of any monthly coupon or any other payment or delivery due under the Notes, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the Notes.

CUSIP / ISIN

The CUSIP for the Notes linked to the Class A common stock of Alphabet Inc. is 17326W712. The ISIN for the Notes linked to the Class A common stock of Alphabet Inc. is US17326W7121.

The CUSIP for the Notes linked to the common stock of Lowe’s Companies, Inc. is 17326W688. The ISIN for the Notes linked to the common stock of Lowe’s Companies, Inc. is US17326W6883.

The CUSIP for the Notes linked to the common shares of Marvell Technology Group Ltd. is 17326W340. The ISIN for the Notes linked to the common shares of Marvell Technology Group Ltd. is US17326W3401.

Calculation Agent

The Calculation Agent for the Notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Notes. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Assumption by Citigroup” regarding the possible assumption of the Notes by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Notes. It applies to you only if you are an initial holder of a Note that purchases the Note for cash at its stated principal amount, and holds the Note as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•         a financial institution;

•         a dealer or trader subject to a mark-to-market method of tax accounting with respect to the Notes;

•         a person holding the Notes as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a Note;

•         a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•         an entity classified as a partnership for U.S. federal income tax purposes;

•         a regulated investment company;

•         a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•         a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Notes to you.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the shares of the Underlying that you may receive at maturity. You should consult your tax adviser regarding the potential U.S. federal tax consequences of the ownership and disposition of the shares of the Underlying.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the Medicare contribution tax or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the Notes), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Note for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the shares of the Underlying from us at maturity for an amount equal to the Deposit (as defined below) (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the Note to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the Notes is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•       a portion of each coupon payment made with respect to a Note will be attributable to interest on the Deposit; and

•       the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We will treat the following portion of each coupon payment as interest on the Deposit and as put Premium for each Note.

Underlying	CUSIP / ISIN	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Premium per Annum
Class A common stock of Alphabet Inc.	17326W712 / US17326W7121	7.85% per annum	3.40%	4.45%
Common stock of Lowe’s Companies, Inc.	17326W688 / US17326W6883	8.70% per annum	3.29%	5.41%
Common shares of Marvell Technology Group Ltd.	17326W340 / US17326W3401	9.80% per annum	3.30%	6.50%

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes. Unless otherwise stated, the following discussion is based on the treatment of each Note as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:

•         a citizen or individual resident of the United States;

•         a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•         an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received, in accordance with your method of tax accounting. The Put Premium should not be taken into account until retirement (which for purposes of this discussion includes an automatic call feature) or earlier sale or exchange of the Note.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a Note prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the Note). Such gain or loss should be long-term capital gain or loss if you have held the Note for more than one year, and short-term capital gain or loss otherwise.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a Note is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

If you receive the shares of the Underlying (and cash in lieu of any fractional share) at maturity, the Put Option will be deemed to have been exercised, and you should be deemed to have applied the Deposit toward the physical settlement of the Put Option. You should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and should not recognize any gain or loss with respect to the Deposit or the shares of the Underlying received. Assuming this treatment, you should have an aggregate tax basis in the Share Delivery Amount of the shares of the Underlying equal to the Deposit less the total Put Premium received over the term of the Notes. Your holding period for any shares of the Underlying received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of your aggregate tax basis that is allocable to the fractional share.

Possible Taxable Event.  In the event of a designation of Successor Shares, it is possible that the Notes could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes. A Note could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the Notes would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the Notes might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the Notes. It is also possible that the receipt of shares of the Underlying at maturity could be treated as a taxable event. You should consult your tax adviser regarding these issues.

Other possible U.S. federal income tax treatments of the Notes are possible that could also affect the timing and character of income or loss with respect to the Notes. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•         an individual who is classified as a nonresident alien;

•         a foreign corporation; or

•         a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a Note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes to you.

Subject to the discussions below regarding Section 871(m) and “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the Notes or amounts received on the sale, exchange or retirement of the Notes (including with respect to the receipt of shares of the Underlying), provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the Notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the Notes. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes” alternative tax treatments could apply to the Notes, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the Notes could adversely impact your consequences of an investment in the Notes.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a

“delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the Notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

While we currently do not intend to withhold on payments on the Notes to Non-U.S. Holders (subject to the certification requirement described above, the discussion above regarding Section 871(m) and the discussion below regarding “FATCA”), in light of the uncertain treatment of the Notes other persons having withholding or information reporting responsibility in respect of the Notes may treat some or all of each coupon payment on a Note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the Notes. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a Note may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the Notes.

Information Reporting and Backup Withholding

Amounts paid on the Notes, and payment of the proceeds of a sale, exchange or other taxable disposition of the Notes, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. Although the application of the FATCA rules to the Notes is not entirely clear because the U.S. federal income tax treatment of the Notes is unclear, it would be prudent to assume that a withholding agent will treat the Notes as subject to the withholding rules under FATCA. If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Valuation of the Notes

CGMI calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Notes—The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the Notes, the price, if any, at which CGMI would be willing to buy the Notes from investors, and the value that will be indicated for the Notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the Notes from investors at any time. See “Risk Factors Relating to the Notes—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity.”

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments. The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes. The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the Notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the Notes nor the issuance and delivery of the Notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the Notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the Notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such Notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the Notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such Notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.